Exhibit 99.1

Noranda and Government of Jamaica Reach Interim Agreement;
GOJ Agrees to Discontinue Injunction Proceedings
Franklin, Tennessee—June 10, 2015—Noranda Aluminum Holding Corporation (NYSE: NOR) (“Noranda”) announced today that its wholly-owned subsidiary Noranda Bauxite Limited (“NBL”) has reached an interim agreement with the Government of Jamaica (the “GOJ”) relating to a dispute regarding production levies. The interim agreement addresses payments of production levies pending the conclusion of arbitration related to those levies, and will be in effect until the earlier of December 31, 2015 or the date on which an arbitration award is delivered.
Under the terms of the interim agreement, the GOJ has agreed to stay or discontinue its May 28, 2015 application for an interim injunction restraining NBL’s export of bauxite from Jamaica. NBL has agreed to provide interim levies to the GOJ in the form of cash and irrevocable letters of credit. NBL and the GOJ have agreed that amounts provided under the interim agreement will be without prejudice to any and all rights of either party to contend that no levy is payable or that another levy rate applies.
“The Jamaican bauxite business is an important part of Noranda’s integrated aluminum business, and our relationship with the GOJ is one that we value highly,” said Layle K. “Kip” Smith, Noranda’s President and Chief Executive Officer. “This interim agreement represents a thoughtful approach to providing necessary certainty for both Noranda and the GOJ, without prejudicing either party's position in our arbitration. Therefore, we do not anticipate that the interim agreement will have a negative long-term impact on the cost structure of our bauxite mining operations. Noranda believes in the arbitration process and expects a positive outcome.”
On March 16, 2015, Noranda filed a notice requesting arbitration to resolve certain outstanding issues with the GOJ that negotiations between the two parties had not resolved. The most significant of these issues related to the per dry metric tonne (“DMT”) amount, if any, due the GOJ as a production levy, as well as the means of satisfying payment for any such levies due. That arbitration process is underway and, under the interim agreement, both parties have agreed to use their best efforts to cause the arbitration to be completed and the award to be delivered by December 31, 2015.
During the interim agreement’s term, which ends at the earlier of December 31, 2015 or the date on which an arbitration award is delivered, NBL will pay the interim levy on all bauxite it exports from Jamaica with US$3.75 per DMT in cash and US$1.25 per DMT through the provision of irrevocable letters of credit. By June 30, 2015, NBL will provide those same per DMT amounts on all bauxite it has exported from Jamaica from January 1, 2015 through the date of entering into the interim agreement. This retroactive payment, excluding production levy amounts NBL has previously remitted for that period, is expected to total approximately $7 million in cash and $2.5 million in irrevocable letters of credit.
About the Company
Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils.
Contact Information
John A. Parker
Vice President of Communication and Investor Relations
(615) 771-5734
john.parker@ noralinc.com